2530 Meridian Parkway
Durham, NC 27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2014 FOURTH QUARTER AND YEAR-END Results

DURHAM, NC – March 31, 2015 – EMRISE CORPORATION (OTCQB: EMRI), (“EMRISE” or the “Company”) a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for the fourth quarter and year ended December 31, 2014.

Overall net sales in the 2014 fourth quarter were $10.0 million compared with $9.5 million in the 2013 fourth quarter, and for the full year, net sales in 2014 were $35.7 million compared with $31.9 million in 2013.

Chairman and CEO Carmine T. Oliva said, “We generated a profit for the 2014 fourth quarter and full year, and our year-over-year gains in total net sales for 2014 were due to sales increases in both of the Company’s business segments. At December 31, 2014, our backlog had increased to $36.8 million from $25.9 million at December 31, 2013.”

Gross margin as a percentage of sales for the 2014 fourth quarter was 41.5 percent compared with 30.1 percent for the fourth quarter of the prior year. The year-over-year increase in gross margin for the 2014 fourth quarter was primarily due to increased levels of shipments and a sales mix that included higher margin products. Gross margin for 2014 was 31.4 percent compared with 30.5 percent in 2013.

Net income for the fourth quarter of 2014 was $2.0 million, or $0.18 per basic and diluted share, compared with net income for the 2013 fourth quarter of $621,000, or $.0.06 per basic and diluted share. Net income for the year ended December 31, 2014 was $877,000, or $0.08 per basic and diluted share, compared with net loss of $392,000, or a loss of $0.04 per basic and diluted share for 2013.

Net income for 2014 includes $228,000 of previously disclosed charges, costs and fees related to the sale of certain assets and the business of the Company’s U.S. Communications Equipment subsidiary, CXR Larus, which was shut down in the fourth quarter of 2014; previously disclosed costs for $279,000 related to the redemption of promissory notes; and the reversal of an annuity accrual of $704,000.

Subsequent to the end of 2014, the Company agreed to a settlement of the French Government’s claims of $451,000 for the repayment of research and development grants for approximately $62,000. As a result, accruals of $389,000 , that had been reflected in the results in the second and third quarters of 2014, were released in the final quarter of the year.

Electronic Devices Segment

Net sales of EMRISE’s Electronic Devices segment in the 2014 fourth quarter were $7.2 million compared with $6.6 million in the prior year’s fourth quarter. For the year ended December 31, 2014, net sales in the segment were $24.2 million compared with $21.7 million in 2013. The year-over-year sales increases for the 2014 fourth quarter and full year were due in large part to additional sales of in-flight entertainment products and shipments of orders for radio frequency products. The continuing demand for the Company’s electronic devices products for the commercial aerospace market is encouraging and the orders for the segment remain strong. The Company is currently working on projects for power systems for in-flight entertainment, deep-sea oil applications and a number of defense projects, which are all contracts that extend for a number of years into the future.

Gross margin as a percentage of net sales for the fourth quarter of 2014 in the Electronic Devices segment was 44.0 percent compared with 27.5 percent in the fourth quarter of 2013. Gross margin for 2014, as a percentage of net sales was 30.9 percent compared with 28.9 percent in 2013. The year-over-year improvements in gross margin in both periods were influenced by increased sales, a sales mix that included higher margin products, design and production contracts, and the ability of the Company’s Electronic Devices personnel to deliver the designs according to specification.

Income from operations in the Electronic Devices segment for the fourth quarter of 2014 was $2.3 million compared with $1.0 million in the fourth quarter of 2013. Income from operations for the year was $3.9 million compared with $2.7 million in 2013.

Sale of Electronic Devices Business to Data Device Corporation and Plan of Dissolution

Oliva noted that on March 23, 2015, the Company issued a news release announcing that EMRISE had entered into a stock purchase agreement (the “Purchase Agreement”) with an affiliate of Data Device Corporation (“DDC”) to sell all of the issued and outstanding shares of the common stock of the Company’s wholly owned subsidiary, EMRISE Electronics Ltd. (“EEL”), for a cash purchase price of $22 million, net of debt, transaction and other related expenses and a holdback of $1.3 million in escrow to secure indemnification obligations and any shortfall in working capital (the “Transaction”). This is expected to yield net proceeds of approximately $11 million to the Company, excluding amounts held in escrow and after payment of certain taxes and liquidation related expenses. The Transaction has been unanimously approved by the Company’s Board of Directors and is subject to stockholder approval. The Company also announced on March 23, 2015 the adoption of a Plan of Dissolution, providing for the orderly wind down of the Company’s business affairs and sale of its remaining assets, including CXR AJ, subject to the consummation of the Transaction and stockholder approval. Following the closing of the Transaction and the payment of outstanding liabilities, along with the taking of other actions specified in the Plan of Dissolution, including reserving for certain contingent liabilities and claims, the Company intends to distribute certain net proceeds from the Transaction, the sale of CXR AJ and the liquidation and dissolution of the Company, to the Company’s stockholders in one or more liquidating distribution installments. A proxy statement relating to the sale of EEL and the proposed dissolution of the Company will be filed with the SEC in the coming weeks. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information.

Further details of this transaction can be found in the news release disseminated on March 23, 2015 and the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) that same day.

“After a thorough analysis of various strategic alternatives, the Board has determined that this all-cash transaction represents the best return for the Company and its stockholders,” Oliva said.

Communications Equipment Segment

Communications Equipment net sales of $2.8 million in the 2014 fourth quarter were virtually the same as the segment’s net sales in the fourth quarter of 2013. The flat year-over-year sales for the 2014 fourth quarter were largely due to the absence of sales from the operations of the Company’s U.S. Communications Equipment subsidiary, which, as mentioned previously, was shut down in the final quarter of 2014. For the year ended December 31, 2014, net sales in the segment were $11.4 million compared with $10.2 million for the year-ended December 31, 2013. The weak demand for the Company’s communication products in the U.S. marketplace negatively impacted net sales in the segment for 2014 and put pressure on margins. This was offset by the performance of the Company’s French business, which exceeded budget for the year. The sales increase in 2014 for this segment resulted from sales of the French business’s network access products principally due to orders for projects involving utility companies and the defense sector.

Gross margin as a percentage of net sales for the Communications Equipment segment in the fourth quarter of 2014 was 35.2 percent compared with 36.2 percent in the fourth quarter of 2013. For 2014, gross margin was 32.3 percent compared with 33.7 percent in 2013. Gross margin as a percentage of net sales for EMRISE’s French company was 35.2 percent for 2014, which was approximately the same as its gross margin for 2013.

Income from operations in the Communications Equipment segment for the fourth quarter and full year of 2014 was $388,000 and $25,000, respectively, compared with $212,000 and $46,000 in the comparable periods of 2013.

Balance Sheet Data, Adjusted EBITDA

As of December 31, 2014, the Company’s cash and cash equivalents were $2.4 million, compared with cash and cash equivalents of $1.2 million on December 31, 2013. Total debt obligations were $4.9 million and stockholders’ equity was $11 million at the end of the fourth quarter of 2014, compared with total debt obligations of $6.5 million and stockholders’ equity of $11.2 million at the end of 2013.

For the 2014 fourth quarter, after releasing a charge of $389,000 in respect of French research and development credits which had been recognized earlier in the year Adjusted EBITDA was $2.1 million compared with Adjusted EBITDA of $759,000 in the fourth quarter of 2013. Adjusted EBITDA for 2014 was $2.2 million, compared with Adjusted EBITDA of $664,000 in 2013.

EMRISE plans to file its Annual Report on Form 10-K for the period ended December31, 2014, with the SEC on or before March 31, 2015.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and net other income. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company's Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that continuing demand for the Company’s electronic devices products for the commercial aerospace market is encouraging and the orders for the segment remain strong; the sale of all of the issued and outstanding shares of the common stock of EMRISE Electronics, LTD. to an affiliate of Data Device Corporation is expected to yield net proceeds of approximately $11 million to the Company, excluding amounts held in escrow and after payment of certain taxes and liquidation related expenses; and other future-oriented matters are all forward looking statements within the meaning of the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding our expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

 (in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$9,951	$9,483	$35,665	$31,898
Cost of sales	5,818	6,631	24,484	22,183
Gross profit	4,133	2,852	11,181	9,715
Operating expenses:
Selling, general and administrative	2,314	1,964	8,264	8,334
Engineering and product development	25	224	1,265	1,132
Total operating expenses	2,339	2,188	9,529	9,466
Income from operations	1,794	664	1,652	249
Other income (expense):
Net Interest expense	(91)	(119)	(396)	(442)
Other income/(expense), net	205	(32)	5	(87)
Total other finance income/( expense), net	114	(151)	(391)	(529)
Income/(Loss) before income taxes	1,908	513	1,261	(280)
Income tax expense/(credit)	(53)	(108)	384	112
Net Income/(loss)	$1,961	$621	$877	$(392)
Weighted average shares outstanding
Basic and diluted	10,785	10,709	10,740	10,703
Income/(Loss) per share –Basic and diluted	$0.18	$0.06	$0.08	$(0.04)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,357	$1,170
Accounts receivable, net of allowances for doubtful accounts of $109 at December 31, 2014 and $70 at December 31, 2013	5,772	7,435
Inventories, net	6,039	6,357
Deferred income taxes	30	46
Prepaid and other current assets	804	897
Total current assets	15,002	15,905
Property, plant and equipment, net	4,385	4,475
Goodwill	4,980	5,283
Intangible assets other than goodwill, net	367	457
Deferred tax assets	25	53
Other assets	96	286
Total assets	$24,855	$26,459

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,664	$3,201
Accrued expenses	4,424	4,259
Lines of credit	709	1,196
Current portion of long-term debt	776	2,672
Income taxes payable	241	36
Other current liabilities	-	261
Total current liabilities	9,814	11,625
Long-term debt	3,423	2,664
Deferred income taxes	-	17
Other liabilities	577	992
Total liabilities	13,814	15,298

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares, no shares issued or outstanding	-	-
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,810,337 and 10,713,337 shares issued and outstanding at December 31, 2014 and 2013, respectively	128	128
Additional paid-in capital	44,265	44,205
Accumulated deficit	(31,047)	(31,924)
Accumulated other comprehensive loss	(2,305)	(1,248)
Total stockholders’ equity	11,041	11,161
Total liabilities and stockholders’ equity	$24,855	$26,459

Reconciliation of Adjusted EBITDA to Net income

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
($000s)	2014	2013	2014	2013
Net Income (Loss)	$1,961	$621	$877	$(392)
Stock-based compensation	41	4	60	28
Net Interest expense	91	119	396	442
Depreciation & Amortization	108	123	512	474
Tax provision/(credit)	(53)	(108)	384	112
ADJUSTED EBITDA	$2,146	$759	$2,229	$664

Use of Non-GAAP Financial Measures. In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and net other income. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

In connection with the proposed sale of EEL and dissolution of the Company, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at, 2530 Meridian Parkway, Durham, NC 27713 Attention: Corporate Secretary, or by telephone at (919) 806-4722.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed sale of EEL and dissolution of the Company. Certain executive officers and directors of the Company have interests in the transactions that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, restricted stock and other benefits conferred under employment agreements. These interests will be described in the proxy statement when it becomes available. Information concerning the interests of the Company’s participants in the solicitation will be set forth in the Company’s proxy statement relating to the transactions when it becomes available.

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